Exhibit 99.(14)(A)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Jennison U.S. Emerging Growth Fund, Inc.:

We consent to the incorporation by reference, in this registration statement (No. 333-11785) on Form N-14, of our report dated December 23, 2005, on the statement of assets and liabilities, including the portfolio of investments, of the Jennison U.S. Emerging Growth Fund, Inc. (hereafter referred to as the “Fund”) as of October 31, 2005, and the related statement of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the years in the two-year period then ended.  These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Portfolio Holdings” in this registration statement on Form N-14.

KPMG LLP

New York, New York

August 23, 2006